Exhibit 99.1

[FedEx Corporation Logo]

FedEx Corporation

Media Contact:	Howard Clabo
901-434-7786

Investor Contact:	J. H. Clippard Jr.
901-818-7468

FOR IMMEDIATE RELEASE

FedEx Completes Acquisition of Kinko’s

 Strategic move allows FedEx to capitalize on key business trends

MEMPHIS, Tenn., Feb. 12, 2004 – FedEx Corporation (NYSE: FDX) today announced it has completed the $2.4 billion acquisition of Kinko’s, Inc. from Clayton, Dubilier & Rice, Inc., which previously owned the majority of Kinko’s outstanding shares.

“FedEx and Kinko’s share a similar heritage, culture and commitment to superior service, and together we will give our customers even greater access to the global marketplace,” said Frederick W. Smith, chairman, president and chief executive officer of FedEx Corp. “This combination will allow us to increase access to FedEx shipping services and capitalize on key business trends, including cost-effective corporate outsourcing, digital document management and connectivity for the mobile professional. At the same time, this acquisition is consistent with our long-term financial goals and will help FedEx continue to deliver shareholder value.”

Kinko’s will become the fourth core FedEx company, along with FedEx Express, FedEx Ground and FedEx Freight. The Kinko’s management team is expected to remain in place, and company headquarters will continue to be located in Dallas.

About FedEx

With annual revenues of $23 billion, FedEx Corp. is the premier global provider of transportation, e-commerce and supply chain management services. The company offers integrated business solutions through a network of subsidiaries operating independently, including: FedEx Express, the world’s largest express transportation company; FedEx Ground, North America’s second largest provider of small-package ground delivery service; FedEx Freight, the largest U.S. provider of regional less-than-truckload freight services; FedEx Custom Critical, North America’s largest provider of expedited time-critical shipments; and FedEx Trade Networks, North America’s largest customs broker and a provider of international freight forwarding and trade facilitation services. For more information, please visit fedex.com.

About Kinko’s

Kinko’s is the world’s leading provider of document solutions and business services. Its global network of more than 20,000 team members and 1,200 digitally connected locations offers access to technology for color printing, finishing and presentation services, Internet access, videoconferencing, outsourcing, managed services, Web-based printing, and document management solutions. Dallas-based Kinko’s has locations in 10 countries. For more information, please visit www.kinkos.com. Products, services and hours vary by location.

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